SEARS OIL AND GAS CORPORATION

a Nevada corporation

IRREVOCABLE PROXY COUPLED WITH AN INTEREST

Human Brands International, Inc., a Nevada corporation (“Human Brands”) owns 3,500,000 shares of common stock of Sears Oil and Gas Corporation, a Nevada corporation (the “Company”).  Human Brands desires to grant an Irrevocable Proxy pursuant to this document to 300,000 of such shares (the “Proxy Shares”).  Human Brands does not grant a Proxy to vote (or consent) as to the remaining 3,200,000 shares of the Company’s common stock owned by Human Brands.

 Human Brands hereby appoints Mark Scharmann, President of the Company (“Scharmann”), with full power of substitution, to cast all votes Human Brands has as to the Proxy Shares (and only the Proxy Shares), as Human Brand’s proxy at any and all meetings of the stockholders of the Company, and as Human Brand’s proxy, to consent or dissent to any action taken without a meeting, and further makes, constitutes and irrevocably appoints Scharmann to act as the true and lawful proxy and attorney-in-fact in the name and on behalf of Human Brands as to the Proxy Shares, with full power to appoint a substitute or substitutes, to vote and execute and deliver written voting consents with respect to the entirety of such Stockholders share ownership in the Company, to the extent and with the same effect Human Brands could do, as to the Proxy Shares, under any applicable laws or regulations governing the rights and powers of stockholders of the Company (the irrevocable proxy granted hereunder, the "Irrevocable Proxy").

THIS PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST.  This Irrevocable Proxy is being given to Scharmann in connection with that certain Asset Purchase Transaction, by and between the Company and Human that closed on September 28, 2018.

All power and authority conferred under this Irrevocable Proxy shall not be terminated by any act of the undersigned or by bankruptcy or operation of law of Human Brands, by lack of appropriate power or authority, or by the occurrence of any other event or events, except as expressly provided herein. If, after the execution of this Irrevocable Proxy, any such event or events shall occur, Scharmann is nevertheless authorized and directed to vote the shares in accordance with the terms of this Irrevocable Proxy as if such bankruptcy, operation of law, lack of appropriate power or authority or other event or events had not occurred and regardless of notice thereof. This Irrevocable Proxy shall be binding upon, and enforceable against, all  successors, assigns, transferees and legal representatives of Human Brands.

This Irrevocable Proxy shall terminate on the sooner of (i) two years from the date of this Irrevocable Proxy, or (ii) six months after that date on which there are 8,500,000 shares of the Company’s common stock issued and outstanding.

 The parties hereto expressly acknowledge and agree that this Irrevocable Proxy gives Scharmann the exclusive right to vote (or consent) with respect to the 300,000 Proxy Shares.  Scharmann has no right to vote the remaining 3,200,000 shares of the Company’s common stock owned by Human Brands.

                                                                                   Dated: September 28, 2018

                                                                                   Human Brands International, Inc.

                                                                                   a Nevada corporation

                                                                                   By /s/ Ryan Dolder

                                                                                       Ryan Dolder

                                                                                      Chief Executive Officer